Exhibit 3

SUPPLEMENTAL AGREEMENT to ASSET TRANSFER AGREEMENT

This agreement is dated the 20th day of February 2013

BETWEEN

A.	VENTRILLION MANAGEMENT COMPANY (“Ventrillion”);

B.	CHATEAU ASSET MANAGEMENT SPC (“CAM”), for and on behalf of the ASEAN Mining Development Special Assets Segregated Portfolio; and

C.	PT CHATEAU CAPITAL (“PTCC”).

WHEREAS

(1)	The parties hereto have entered into an asset transfer agreement effective as of 12 December 2012 (the “Asset Transfer Agreement”), pursuant to which Ventrillion has agreed to deliver to CAM certain assets in settlement of certain outstanding obligations due from Ventrillion to PTCC, and each of CAM and PTCC have agreed that the delivery by Ventrillion of such assets shall constitute full and final settlement of their claims against Ventrillion, as set out in the Asset Transfer Agreement;

(2)	The parties hereto hereby wish to formally agree the nature of the assets which shall constitute the “Settlement Assets” for purposes of the Asset Transfer Agreement.

NOW IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS

1.1	Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Asset Transfer Agreement.

2.	IDENTIFICATION OF SETTLEMENT ASSETS

2.1	The parties hereto hereby agree that the Settlement Assets shall constitute the following:

2.1.1	100,000,000 shares of Coal Clean Technologies, Inc. (“CCTI”) (OTCQB: CCTC) (PINK: CCTC) (the “Settlement Shares”);

2.1.2	a corresponding portion of the rights and obligations of Ventrillion under the Registration Rights Agreement between Ventrillion and CCTI dated December 5, 2012 (the “Registration Rights Agreement”) such that CAM will be deemed to be a “Concerned Shareholder” for the purposes thereof; and

2.1.3	the right to nominate one member of the board of directors of CCTI under Section 6.1 of the Stock Purchase Agreement between Ventrillion and CCTI dated December 5, 2012 (the “Stock Purchase Agreement”).

2.2	The parties hereby designate 20th February 2013 as the “Closing Date” for purposes of the Asset Transfer Agreement.

3.	TRANSFER OF SETTLEMENT ASSETS

3.1	In furtherance of the transactions contemplated herein, Ventrillion will deliver to CAM copies of each of the following documents:

3.1.1	within fourteen days of the Closing Date, a certificate issued in the name of CAM representing the Settlement Shares; and

3.1.2	on the Closing Date, signed counterpart of an assignment and assumption agreement in respect of the rights and obligations that Ventrillion is assigning to CAM under the Registration Rights Agreement, together with a copy of a written notice from Ventrillion to CCTI of such assignment;

3.1.3	on the Closing Date, a written consent from CCTI in relation to the assignment by Ventrillion to CAM of its right to nominate one member of the board of directors of CCTI; and

3.1.4	on the Closing Date, signed counterpart of an assignment and assumption agreement in respect of the rights and obligations that Ventrillion is assigning to CAM under Section 6.1 of the Stock Purchase Agreement.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Ventrillion hereby represents and warrants to each of CAM and PTCC on the date hereof and as of the Closing Date that:

4.1.1	it has all right, power and authority to enter into, execute and deliver this Agreement. The execution and delivery by it of this Agreement are within its power and authority and have been duly authorized by all requisite actions. This Agreement has been duly and validly executed and delivered by it, and this Agreement constitutes its legal, valid and binding agreement enforceable against it in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitation imposed by general principles of equity, regardless of whether enforcement is sought at law or in equity and insofar as indemnification and contribution provisions may be limited by applicable law;

4.1.2	it is duly organized and validly existing under the laws of its organization and has the requisite power and authority to carry on its business as it is now being conducted;

4.1.3	upon assignment of the Registration Rights Agreement with respect to the Settlement Shares by Ventrillion to CAM, CAM will be entitled to the rights, preferences, powers and privileges set forth in the Registration Rights Agreement; and other than the Registration Rights Agreement, Ventrillion is not a party to any voting trust, proxy or other agreement or understanding with respect to the Settlement Shares;

4.1.4	as of the date hereof, the Settlement Shares comprise 11.7% of the allotted and issued share capital of CCTI and have been duly authorized and validly issued and are fully paid and non-assessable (in jurisdictions where such concept is recognized);

4.1.5	as of the date hereof, Ventrillion holds of record and beneficially owns the Settlement Shares free and clear of any and all Encumbrances and not subject to the preemptive or other similar rights of any other party, other than restrictions imposed by applicable securities laws, including, but not limited to, the Nevada Revised Statutes, and as set forth in the Registration Rights Agreement;

4.1.6	the execution and delivery of this Agreement by it and the performance by it of its obligations under this Agreement will not result in (a) the creation of any Encumbrance upon the Settlement Shares, or (b) a violation of, or result in the breach of any provision of, or conflict with or cause any acceleration, default or similar adverse effect under, (i) any term or provision of its organizational documents; (ii) any provision of any mortgage, indebtedness, guaranty, bond, indenture, Encumbrances, lease, agreement, contract, instrument, or order to which it is a party or by which it is bound; or (iii) any law applicable to it;

4.1.7	it has incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement;

4.1.8	is entitled to transfer to Berau the full legal and beneficial ownership of the Settlement Shares without the consent of any third party; and

4.1.9	the transfer of the Settlement Shares in accordance with the terms of this Agreement (assuming the accuracy of the representations and warranties of Berau contained in clause 5.2 hereof) is exempt from the registration requirements of the Securities Act.

5.	INCORPORATION BY REFERENCE

5.1	The parties hereto agree that Clauses 6 (Further Assurance), 7 (Confidentiality), 8 (Governing Law; Dispute Resolution), 10 (Amendment), 11( Counterparts) and 12 (Miscellaneous) of the Asset Transfer Agreement are hereby incorporated in this Agreement by this reference and made a part hereof as if set out in full herein.

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IN WITNESS whereof this Agreement has been entered into on the date first above written.

SIGNED by	)
)
Lee Bok Leong	)
) /s/ Lee Bok Leong

For and on behalf of Ventrillion Management Company

SIGNED by	)
)
/s/ David Boren	)
David Boren	)

For and on behalf of Chateau Asset Management SPC

SIGNED by	)
)
/s/ David Rickard	)
David Rickard	)

For and on behalf of PT Chateau Capital

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